                                   PROMISSORY NOTE

$1,000,000                                                      Denver, Colorado
                                                                 August 31, 1998

     Tipperary Corporation, a Texas corporation ("Maker"), hereby promises to pay to the order of Slough Estates USA Inc., a Delaware corporation ("Lender"), at its office located at 33 West Monroe Street, Chicago, Illinois 60603, or at any other place the holder hereafter designates, the principal sum of $1,000,000, or the lesser sum of such amounts as Lender may advance to Maker from time to time hereunder, together with interest thereon in lawful money of the United States as herein provided.

     1. INTEREST. The unpaid principal balance of this Note shall bear interest commencing on the date proceeds of the loan are received by Maker after written request for loan proceeds are provided to Lender, such interest to be at the rate of 8.5% per annum, payable in calendar quarterly installments. Each such quarterly interest payment shall be due and payable within five days of the end of each calendar quarter. Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

     2. MATURITY. The unpaid principal balance of this Note, together with accrued and unpaid interest, shall be due and payable in full one year from the date of the initial advance of funds by Lender hereunder.

     3. SECURITY. This Note is secured by a security agreement of even date herewith, in favor of Lender, with respect to 10% of the interest in the joint operating agreement in respect of the Comet Ridge project located in Queensland, Australia, which is the same collateral granted incident to that certain Promissory Note, dated December 20, 1996, in the principal sum of $2,300,000, executed by Maker and Lender.

     4. PREPAYMENT. The unpaid principal balance of the Note, together with accrued and unpaid interest, may be paid in whole or in part, at any time in the sole discretion of Maker without penalty. Any prepayment in part by Maker shall be first allocated to any accrued and unpaid interest, with any remaining amount being allocated to the unpaid principal.

     5. DEFAULT. If any of the following events occurs, all indebtedness owing by Maker hereunder shall become forthwith due and payable to Lender, upon delivery by Lender to Maker of a written notice of default and demand for payment, and the expiration of 30 days from the delivery of such notice, during which period Maker shall have the ability to cure such default.

          a. Any default by Maker in the payment, when due, of any part of the principal of or interest on this Note and the payment of any other sums payable by Maker pursuant to the terms of this Note.

          b. Maker's insolvency or bankruptcy, the execution by Maker of an assignment for the benefit of creditors of substantially all of Maker's assets, or Maker's consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

          c. The appointment of a trustee or receiver or other officer of a court for Maker, or for a substantial part of its properties, without its consent, where no discharge is effected within 30 days.

          d. The institution of bankruptcy, reorganization, insolvency, or liquidation proceedings by or against Maker, and if against Maker, where such proceeding is consented to by it or remains undismissed for 30 days.

          e. Any breach or failure of Maker to perform any term or condition of this Note.

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     6.   USE OF PROCEEDS.  The proceeds from this Note shall be used for the general corporate purposes of Maker.

     7. ASSIGNMENT. This Note may not be assigned by Lender or Maker without the express written consent of the other party.

     8. GOVERNING LAW. This Note is made and is being executed in the State of Colorado, and the provisions hereof will be construed in accordance with the laws of the State of Colorado. Furthermore, Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the State of Colorado, and they do hereby submit to such jurisdiction in the State of Colorado.

     9. SEVERABILITY. Invalidation of any of the provisions of this Note shall not affect the remainder of this Note.

     10. AMENDMENT. This Note may not be amended or modified except by an instrument in writing signed by both parties.

     11. SUBORDINATION. This Note is subject to the terms and provisions of a Subordination Agreement, dated December 20, 1996, as amended, between Lender and Colorado National Bank, which terms and provisions are incorporated herein by reference.


TIPPERARY CORPORATION


By:    s/b David L.  Bradshaw
   ----------------------------------
     David L. Bradshaw, President and
     Chief Executive Officer


SLOUGH ESTATES USA INC.


By:    s/b R. W. Rohner
   ---------------------------------------
     Randall W. Rohner, Vice President and
     Chief Financial Officer

                                         2

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                                  SECURITY AGREEMENT

     THIS AGREEMENT is made this 31st day of August, 1998, by and between Tipperary Corporation, a Texas corporation ("Debtor"), whose principal place of business is 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, and Slough Estates USA Inc., a Delaware corporation ("Secured Party"), whose office is located at 33 Monroe Street, Chicago, Illinois 60603.

     In consideration of the mutual covenants and promises set forth herein, Debtor and Secured Party agree:

     1. Debtor hereby grants to Secured Party a security interest in the Collateral, described in Section 2, to secure performance and payment of Debtor's Promissory Note, of even date herewith, in the amount of $1,000,000, given to Secured Party and payable as to principal and interest as therein provided.

     2. The Collateral (which is the same collateral granted in that certain Security Agreement, dated December 20, 1996, between Debtor and Secured Party, incident to a Promissory Note of the same date in the principal amount of $2,300,000) subject to this Agreement consists of 10% of the rights, interests and obligations in that certain amended Joint Operating Agreement, dated as of May 15, 1992, to which Tri-Star Petroleum Company, a Texas corporation, is a party and Operator, and of which Debtor is owner, with respect to certain Australian coalbed methane properties and prospective coalbed methane properties as therein provided.

     3. Debtor will not, without the written consent of Secured Party, sell, contract to sell, lease, encumber or otherwise dispose of the Collateral or any interest therein until this Agreement and all obligations hereby have been fully satisfied.

     4. Upon any default hereunder, Secured Party may proceed to exercise any and all rights and remedies provided by Colorado law.

     5. This Agreement shall be construed according the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


TIPPERARY CORPORATION                   SLOUGH ESTATES USA INC.


By:  s/b David L. Bradshaw              By:  s/b R. W. Rohner
   --------------------------------        ---------------------------------
   David L. Bradshaw, President and        Randall W. Rohner, Vice President
   Chief Executive Officer                 and Chief Financial Officer